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                                                                EXHIBIT(a)(5)(C)

                                                                      [ARV LOGO]

                                     URGENT

     1. To sell your limited partnership units ("Units") to us in our $400 per Unit Offer to Purchase you must sign the BLUE Amended Letter of Transmittal and complete the attached Substitute Form W-9. RETURN THE COMPLETED BLUE LETTER OF TRANSMITTAL AS SOON AS POSSIBLE AND NOT LATER THAN NOVEMBER 15, 2001. You may return it by:

     - faxing it to Alpine Fiduciary Services, Inc. to (201) 460-2889; or

     - mailing it in the accompanying WHITE envelope.

     2. IF YOU HAVE ALREADY TENDERED YOUR UNITS TO US IN RESPONSE TO OUR ORIGINAL OFFER TO PURCHASE DATED OCTOBER 18, 2001, YOU DO NOT NEED TO TAKE ANY FURTHER ACTION AT THIS TIME.

     3. If you have already tendered your Units to C3 Capital, your tender is no longer effective due to C3 Capital's withdrawal on October 24, 2001 and you may tender to us, if you wish, by following the instructions above.

     4. Call Georgeson Shareholder Communications Inc. toll-free at (800) 223-2064, if you have any questions.